
                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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 FORM 5
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[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5
    obligations may
    continue. See
    Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transaction Reported

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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Persons
  DeGreef,       Jules          A.                                                               to Issuer
------------------------------------------        Micropoint, Inc.                                  (Check all applicable)
     (Last)     (First)     (Middle)                                                             _ Director             X 10% Owner
47 East 7200 South, Suite 201                                                                    _ Officer (give title  _ Other
------------------------------------------                                                                  below)        (specify
             (Street)                                                                                                      below)
  Midvale,          UT         84047                                                                 _________________________
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      (City)      (State)      (Zip)       3. IRS Identification 4. Statement for Month/Year  7. Individual or Joint/Group Reporting
                                            Number of Reporting        December 1998              (check applicable line)
                                            Person, if an Entity ---------------------------  X Form Filed by One Reporting Person
                                              (Voluntary)        5. If Amendment, Date of     _ Form Filed by More than One
                                                                    Original (Month/Year)       Reporting Person

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                                                  Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security                        2.Trans-   3.Trans-  4.Securities Acquired (A) 5.Amount of    6.Owner-      7.Nature of
  (Instr.3)                                  action     action    or Disposed of (D)        Securities     ship          Indirect
                                             Date       Code      (Instr. 3, 4 and 5)       Beneficially   Form:         Beneficial
                                             (Month/    (Instr. -------------------------   Owned at       Direct        Ownership
                                             Day/Year)  8)                  A               End of         (D) or        (Instr. 4)
                                                                  Amount    or   Price      Issuer's       Indirect
                                                                            D               Fiscal Year    (I)
                                                                                           (Instr. 3 & 4)  (Instr. 4)
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Micropoint Common Stock                   11/19/98      G        25,625     D                435,667(1)***    D
(no par value)
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Micropoint Common Stock                   12/31/98      G        10,000     D                435,667(1)***    D
(no par value)
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Micropoint Common Stock                   12/31/98      G        13,750     D                752,000(1)       I            **
(no par value)
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**  Mr. DeGreef  claims beneficial  ownership of these shares  through his  memebership  interest in Northridge  Investment,  LLC, a separate filer. The difference  between this number of shares and those reported on Form 3  involves the  transactions  reported here, the transactions reported on Form 4 for April 1998, and clerical error adjustments.

*** These entries represent the same group of directly owned shares and should not be added together to determine total ownership.

* If the Form is filed by more than one reporting person, see instruction 4(b)(v).                                           (Over)


FORM 5 (continued)

                             Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of     2.Conver-   3.Trans-  4.Trans-  5.Number of   6.Date Exer-     7.Title and  8.Price   9.Number  10.Owner-   11.Nature
  Derivative     sion or     action    action    Derivative    cisable and      Amount of    of        of Deri-   ship of     of In-
  Security       Exercise    Date      Code      Securities    Expiration       Underlying   Deri-     vative     Deriva-     direct
  (Instr. 3)     Price of   (Month/   (Instr.    Acquired      Date (Month/     Securities   vative    Secur-     tive        Bene-
                 Deri-       Day/      8)        (A) or        Day/Year)        (Instr. 3    Secu-     ities      Security:   ficial
                 vative      Year)               Disposed                       and 4)       rity      Benefi-    Direct      Owner-
                 Security                        of (D)      -----------------------------   (Instr.   cially     (D) or      ship
                                                 (Instr.3,   Date    Expir-        Amount or 5)        Owned      Indirect   (Instr.
                                                 4, and 5)   Exer-   ation   Title Number of           at End     (I)         4)
                                                -----------  cisable Date          Shares              of Year    (Instr.4)
                                                 (A)    (D)                                            (Instr.4)
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Stock Options    $0.47                                       4/9/98   6/99   Common  260,000                         D
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Warrants         $1.15                                       4/9/98   6/99   Common  455,000                         D
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Stock Options    $0.75                                       4/9/98   4/06   Common  260,000                         D
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Explanation of Responses:
(1) Mr. DeGreef disclaims beneficial ownership of shares, options  or warrants owned by  John Sindt, Northridge Investment LLC, Bull
    Ventures Ltd. except tot he extent shown on this Report.


** Intentional misstatements or omissions of facts constitute                          /s/ Jules A. DeGreef                 02/10/99
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              --------------------------------    --------
                                                                                       ** Signature of Reporting Person      Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.